Exhibit (n)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 19 to the 1933 Act Registration Statement (Form N-6 No. 333-155333) and Amendment No. 120 to the 1940 Act Registration Statement (Form N-6 No. 811-08559), and to the use therein of our reports dated (a) April 1, 2015, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 1, 2015, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account M for the registration of an indefinite number of units of interest in variable life insurance contracts.

Philadelphia, Pennsylvania

April 1, 2015